Exhibit 99.2

CONTACT: Investors	and Media: Felix Veksler

  Senior Director, Investor Relations

  ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2022 FINANCIAL RESULTS

•	Fourth Quarter Sales Up 7.4% to $328.0 Million; Comparable Store Sales Increase 1.4%

•	Fourth Quarter Diluted EPS of $.25; Adjusted Diluted EPS[1] of $.20

•	Enters into Agreement to Divest Non-Core Wholesale and Tire Distribution Assets for an Estimated Total Transaction Value of $105 Million

•	Increases First Quarter Fiscal 2023 Cash Dividend by $.02 to $.28 per Share

•	Announces $150M Share Repurchase Program Authorization

ROCHESTER, N.Y. – May 19, 2022 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 26, 2022.

Fourth Quarter Results

Sales for the fourth quarter of the fiscal year ended March 26, 2022 (“fiscal 2022”) increased 7.4% to $328.0 million, as compared to $305.5 million for the fourth quarter of the fiscal year ended March 27, 2021 (“fiscal 2021”). The total sales increase for the fourth quarter of $22.5 million resulted from a comparable store sales increase of 1.4% for the period and an increase in sales from new stores of $19.0 million, primarily from recent acquisitions. This compares to an increase in comparable store sales of 9.4% in the prior year period.

Comparable store sales increased approximately 2% for brakes and were approximately flat for maintenance services and front end/shocks compared to the prior year period. Comparable store sales decreased approximately 1% for tires and alignments compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin decreased 320 basis points to 31.9% in the fourth quarter of fiscal 2022 from 35.1% in the prior year period. The decrease was primarily due to an incremental investment in technician headcount and wages to support current and future sales growth. The Company estimates that this incremental

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

investment impacted gross margin by 250 basis points in the fourth quarter. Lower than expected comparable store sales growth also resulted in higher fixed distribution and occupancy costs as a percentage of sales. Material costs as a percentage of sales were flat, compared to the prior year period, as the inflationary impacts of higher material costs were offset by higher selling prices and a mix shift towards the Company’s higher margin service categories.

Total operating expenses for the fourth quarter were $93.2 million, or 28.4% of sales, as compared to $86.4 million, or 28.3% of sales in the prior year period. The year-over-year dollar increase resulted primarily from the expenses of 41 net new stores as well as due diligence and integration costs related to acquisitions completed and evaluated in fiscal 2022.

Operating income for the fourth quarter of fiscal 2022 was $11.5 million, or 3.5% of sales, as compared to $20.7 million, or 6.8% of sales in the prior year period. Interest expense was $5.7 million for the fourth quarter of fiscal 2022, as compared to $6.7 million for the fourth quarter of fiscal 2021, principally due to a decrease in weighted average debt.

Income tax benefit in the fourth quarter of fiscal 2022 was a net benefit of $2.4 million, which included a $3.1 million tax benefit due to differences in statutory tax rates from loss years in which net operating losses have been carried back. This compares to $2.3 million of tax expense in the prior year period.

Net income for the fourth quarter of fiscal 2022 was $8.6 million, as compared to $11.8 million in the same period of the prior year. Diluted earnings per share for the fourth quarter of fiscal 2022 was $.25, compared to $.35 in the fourth quarter of fiscal 2021. Adjusted diluted earnings per share, a non-GAAP measure, for the fourth quarter of fiscal 2022 was $.20, which excluded approximately $.04 per share of costs related to store impairment charges and acquisition due diligence and integration costs and $.09 per share of income tax benefit related to net operating loss carryback. This compares to adjusted diluted earnings per share of $.38 in the fourth quarter of fiscal 2021, which excluded $.03 per share related to Monro.Forward initiatives, management transition costs, and a distribution center closure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the fourth quarter of fiscal 2022, the Company opened one store. Monro ended the quarter with 1,304 company-operated stores and 80 franchised locations.

“I’d like to thank all of our teammates and customers for their contributions to Monro’s growth and prosperity, and our shareholders for their continued support. After 20% comparable store sales growth in the first nine months of fiscal 2022, the fourth quarter was severely impacted by the surge in COVID-19. During fiscal 2022, we made significant investments in technician headcount to expand sales and earnings.

While this put pressure on gross margin, it has positioned us to capture growing industry demand for our products and services. We are implementing a strategy to improve our underperforming stores and we have evidence that our efforts are already working. As we move forward into fiscal 2023, sales trends are encouraging. While April’s comparable store sales were 3% lower than a record April last year, May is trending 3% higher on a larger sales base”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “Today we announced our intention to divest our non-core Wholesale and tire distribution assets to American Tire Distributors for an estimated $105 million. As part of the transaction, we will enter into a supply agreement that will give us better availability of tires, quicker delivery and better pricing. Beyond the financial benefits, this divestiture will enable us to sharpen our focus and resources on our Retail operations. The proceeds, along with cash generated from operations, will allow us to return capital to shareholders through healthy dividend and share repurchase programs as well as capitalize on acquisitions.”

Full Year Results

Sales for fiscal 2022 increased 20.8% to $1.359 billion from $1.126 billion in fiscal 2021. Comparable store sales increased 15.2% compared to a decrease of 11.1% in the prior year. Comparable store sales increased approximately 29% for brakes, 26% for alignments, 16% for front end/shocks, 16% for maintenance services, and 11% for tires compared to the prior year.

Gross margin for fiscal 2022 was 35.4%, compared to 35.1% in the prior year, primarily due to higher comparable store sales, which resulted in lower fixed distribution and occupancy costs and lower material costs as a percentage of sales. This was partially offset by incremental investments in technician headcount and wages to support current and future sales growth amidst improving consumer demand.

Total operating expenses for fiscal 2022 were $380.5 million, or 28.0% of sales compared to $323.0 million, or 28.7% of sales in the prior year. The year-over-year dollar increase resulted from increased store management payroll and store operating expenses needed to support current and future topline growth, expenses of 41 net new stores as well as an increase in litigation settlement costs.

Operating income was $101.3 million, or 7.5% of sales, compared to $72.2 million, or 6.4% of sales in the prior year. Interest expense was $24.6 million in fiscal 2022 compared to $28.2 million in the prior year, principally due to a decrease in weighted average debt.

Net income for fiscal 2022 was $61.6 million, or $1.81 per diluted share, as compared to $34.3 million, or $1.01 per diluted share in fiscal 2021.

Adjusted diluted earnings per share, a non-GAAP measure, in fiscal 2022 was $1.85, which excluded $.08 per share related to one-time litigation settlement costs, $.03 per share related to acquisition due diligence and integration costs, $.02 per share of costs related to store impairment charges, $.02 per share of costs related to Monro.Forward initiatives, and $.10 per share of income tax benefit related to net operating loss carryback and the benefit of an adjustment to the estimate for prior year store closing costs. This compares to adjusted diluted earnings per share of $1.14 in fiscal 2021, which excluded $.06 per share related to store closing costs $.05 per share of costs related to Monro.Forward initiatives, $.01 per share of costs related to acquisition due diligence and integration costs, $.01 per share of costs related to management transition and a distribution center closure, and $.01 per share benefit related to a reserve for potential litigation that was no longer necessary. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Strong Financial Position

During fiscal 2022, the Company generated approximately $174 million in operating cash flow. As of March 26, 2022, the Company had cash and cash equivalents of approximately $8 million and availability on its revolving credit facility of approximately $394 million.

Divestiture Update

Subsequent to the fourth quarter of fiscal 2022, the Company entered into an agreement with American Tire Distributors to divest its Wholesale and tire distribution assets for an estimated total transaction value of $105 million. As part of this transaction, the Company is expecting to enter into a supply agreement for tire distribution directly to its stores that will improve the Company’s tire availability, allowing the Company to be a better seller of tires at higher margins. The divestiture will enable the Company to focus on its Retail operations, category management and working capital optimization. The transaction is expected to close in June.

First Quarter Fiscal 2023 Cash Dividend Increased

Monro announced today that its Board of Directors has approved a $.02 per share increase in the Company’s cash dividend for the first quarter of fiscal year 2023 to $.28 per share. The Company has increased its cash dividend 17 times during the 17 years since a cash dividend was first issued. In the past five years, the Company has increased its quarterly cash dividend from $.18 per share to $.28 per share. The cash dividend is payable to shareholders of record on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable on June 20, 2022 to shareholders of record at the close of business on June 6, 2022.

Share Repurchase Authorization

Monro also announced today that its Board of Directors has authorized a share repurchase program for the repurchase of up to $150 million of the Company’s common stock.

The Company may repurchase shares of common stock from time to time as market conditions warrant, subject to regulatory considerations.

The method, timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, alternative investment opportunities, and legal requirements.

The Company’s repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

Company Outlook

Monro is not providing fiscal 2023 financial guidance at this time but will provide perspective on its outlook for fiscal 2023 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, May 19, 2022 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-844-200-6205 and using the required access code of 313647. A replay will be available approximately two hours after the recording through Thursday, June 2, 2022 and can be accessed by dialing 1-866-813-9403 and using the required access code of 858506. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated approximately $1.4 billion in sales in fiscal 2022 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across more than 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly-trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit www.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “potential,” “anticipate,” “believe,” “could,” “may,” “will,” “intend,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, whether the Company is able to divest the wholesale and tire distribution assets and enter into distribution and related service agreements with American Tire Distributors, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of general business or economic conditions on the Company’s business, including the direct and indirect effects of the COVID-19 pandemic and the Russian invasion of Ukraine on the economy, consumer spending levels, inflation, and unemployment, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 27, 2021 and the Form 10-K for the fiscal year ended March 26, 2022, which the Company intends to file with the Securities and Exchange Commission this month. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to store impairment charges and closings as well as our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2022	2021	% Change
Sales	$328,030	$305,485	7.4%
Cost of sales, including distribution and occupancy costs	223,391	198,408	12.6%

Gross profit	104,639	107,077	(2.3)%
Operating, selling, general and administrative expenses	93,171	86,354	7.9%

Operating income	11,468	20,723	(44.7)%
Interest expense, net	5,738	6,708	(14.5)%
Other income, net	(480)	(55)	772.7%

Income before income taxes	6,210	14,070	(55.9)%
Provision for/(benefit from) income taxes	(2,405)	2,267	(206.1)%

Net income	$8,615	$11,803	(27.0)%

Diluted earnings per share	$.25	$.35	(28.6)%

Weighted average number of diluted shares outstanding	34,049	33,956
Number of stores open (at end of quarter)	1,304	1,263

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March
	2022	2021	% Change
Sales	$1,359,328	$1,125,721	20.8%
Cost of sales, including distribution and occupancy costs	877,492	730,526	20.1%

Gross profit	481,836	395,195	21.9%
Operating, selling, general and administrative expenses	380,538	322,957	17.8%

Operating income	101,298	72,238	40.2%
Interest expense, net	24,631	28,235	(12.8)%
Other income, net	(618)	(188)	228.7%

Income before provision for income taxes	77,285	44,191	74.9%
Provision for income taxes	15,717	9,872	59.2%

Net income	$61,568	$34,319	79.4%

Diluted earnings per common share	$1.81	$1.01	79.2%

Weighted average number of diluted shares outstanding	34,038	33,876

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 26, 2022	March 27, 2021
Assets
Cash and equivalents	$7,948	$29,960
Inventories	166,271	162,282
Other current assets	71,283	74,283

Total current assets	245,502	266,525
Property and equipment, net	315,193	327,063
Finance lease and financing obligation assets, net	268,406	275,360
Operating lease assets, net	213,588	203,329
Other non-current assets	828,723	739,537

Total assets	$1,871,412	$1,811,814

Liabilities and Shareholders’ Equity
Current liabilities	$321,964	$290,616
Long-term debt	176,466	190,000
Long-term finance leases and financing obligations	357,475	366,330
Long-term operating lease liabilities	192,637	177,724
Other long-term liabilities	39,964	37,460

Total liabilities	1,088,506	1,062,130
Total shareholders’ equity	782,906	749,684

Total liabilities and shareholders’ equity	$1,871,412	$1,811,814

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal March
	2022	2021
Diluted EPS	$0.25	$0.35
Store impairment charge	0.02	—
Store closing costs	—	0.01
Monro.Forward initiative costs	—	0.02
Acquisition due diligence and integration costs	0.01	—
Management transition costs	—	0.01
Income tax benefit related to net operating loss carryback	(0.09)	—

Adjusted Diluted EPS	$0.20	$0.38

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal March
	2022	2021
Net Income	$8,615	$11,803
Store impairment charge	759	45
Store closing costs	(12)	242
Monro.Forward initiative costs	120	733
Acquisition due diligence and integration costs	659	99
Management transition costs	—	229
Provision for income taxes on pre-tax adjustments	(364)	(329)
Income tax benefit related to net operating loss carryback	(3,119)	—

Adjusted Net Income	$6,658	$12,822

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Twelve Months Ended Fiscal March
	2022	2021
Diluted EPS	$1.81	$1.01
Store impairment charge	0.02	—
Store closing costs	(0.01)	0.06
Monro.Forward initiative costs	0.02	0.05
Acquisition due diligence and integration costs	0.03	0.01
Management transition costs	—	0.01
Litigation settlement	0.08	(0.01)
Income tax benefit related to net operating loss carryback	(0.09)	—

Adjusted Diluted EPS	$1.85	$1.14

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Twelve Months Ended Fiscal March
	2022	2021
Net Income	$61,568	$34,319
Store impairment charge	759	144
Store closing costs	(437)	2,738
Monro.Forward initiative costs	689	2,243
Acquisition due diligence and integration costs	1,249	260
Management transition costs	59	614
Litigation settlement	3,759	(250)
Provision for income taxes on pre-tax adjustments	(1,465)	(1,351)
Income tax benefit related to net operating loss carryback	(3,119)	—

Adjusted Net Income	$63,062	$38,717